    Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS RECORD FIRST QUARTER RESULTS
Continuing to meet strong industry demand to drive Company-wide growth

First Quarter 2021 Highlights

•Net sales of $1.0 billion in the first quarter, an increase of 52% year-over-year
•Net income increased $45.9 million, or 163%, to $74.1 million, or $2.93 per diluted share, in the first quarter
•Adjusted EBITDA increased $50.8 million, or 68%, to $125.9 million in the first quarter
•North American RV OEM sales grew to $526.0 million in the first quarter, up 59% year-over-year, driven by record wholesale and retail demand for the quarter
•RV industry record 54,300 wholesale shipments in March and record 148,500 shipments in the first quarter
•Adjacent Industries OEM sales grew to $250.6 million in the first quarter, up 34% year-over-year
•Aftermarket Segment sales grew to $184.0 million in the first quarter, up 45% year-over-year
•Net sales from the fourth quarter 2020 acquisitions of Veada Industries, Inc. and Challenger Door, LLC contributed a combined $41 million in the first quarter
•Quarterly dividend of $0.75 per share paid totaling $18.9 million

Elkhart, Indiana - May 4, 2021 - LCI Industries (NYSE: LCII) which, through its wholly-owned subsidiary, Lippert Components, Inc. ("Lippert"), supplies a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and transportation product markets, and the related aftermarkets of those industries, today reported first quarter 2021 results.

“We achieved a record $1 billion in revenue during the first quarter 2021, which is a watershed moment for Lippert and an extraordinary accomplishment considering the significant labor and supply chain headwinds the industry has faced. Our team’s agility, combined with our robust operational capabilities, allowed us to capitalize on the extraordinary demand across the outdoor recreation space to capture new growth opportunities and expand market share. At the same time, we amplified our efforts to deliver innovative products and enhance the customer experience, solidifying our position as a best-in-class supplier within the outdoor recreational community,” commented Jason Lippert, LCI Industries’ President and Chief Executive Officer. “The wave of customers continuing to stream into the RV lifestyle is fueling one of the largest replacement cycles the industry has ever seen. This will undoubtedly serve as an additional tailwind to our already successful and fast-growing aftermarket business, which has nearly tripled in size over the last three years. Given the millions of RVs entering the parts replacement cycle, we remain confident that this will continue to propel our aftermarket business over the next several years.”

“With heightened retail demand showing no signs of slowing and a long runway to get dealer inventories back to more normalized levels, Lippert is incredibly well-positioned as we move through 2021 and beyond. Our results over the last several quarters are a true testament to the strength of our leadership, team, and culture in withstanding operational turbulence and delivering superior performance,” continued Lippert. “I would like to thank all Lippert team members for their hard work in continuing to propel our business forward to drive value for our shareholders.”

First Quarter 2021 Results

Consolidated net sales for the first quarter of 2021 were $1.0 billion, an increase of 52 percent from 2020 first quarter net sales of $659.7 million. Net income in the first quarter of 2021 was $74.1 million, or $2.93 per diluted share, compared to net income of $28.2 million, or $1.12 per diluted share, in the first quarter of 2020. Adjusted EBITDA in the first quarter of 2021 was $125.9 million, compared to adjusted EBITDA of $75.1 million in the first quarter of 2020. Additional information regarding adjusted EBITDA, as well as a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, are provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The increase in year-over-year net sales for the first quarter of 2021 was primarily driven by record RV retail demand and strong Aftermarket sales growth. Net sales from acquisitions completed in 2020 and 2021 contributed approximately $41 million in the first quarter of 2021. Additionally, the start of the pandemic in the first quarter of 2020 had a negative impact on sales in that quarter.

The Company's average product content per travel trailer and fifth-wheel RV, adjusted to remove Furrion sales from prior periods, for the twelve months ended March 31, 2021, increased $122 to $3,476, compared to $3,354 for the twelve months ended March 31, 2020. The content increase in towables was a result of organic growth, including new product introductions.

April 2021 Results

April 2021 consolidated net sales were approximately $365 million, up 522 percent from April 2020, as RV production increased significantly to meet elevated RV retail demand, and prior year comparative net sales were negatively impacted by COVID-19 shut-downs.

Balance Sheet and Other Items

At March 31, 2021, the Company's cash and cash equivalents balance was $63.3 million, up from $51.8 million at December 31, 2020. The Company generated net cash flows from operations of $4.8 million and used $2.8 million for acquisitions, $18.9 million for dividend payments to shareholders, and $21.0 million for capital expenditures in the three months ended March 31, 2021. Cash flows from operations were negatively impacted by strategic investments in working capital to support record demand and mitigate future supply chain disruptions. The Company's outstanding long-term indebtedness, including current maturities, was $793.8 million at March 31, 2021, and the Company remained in compliance with its debt covenants. The Company believes that its current liquidity is adequate to meet operating needs for the foreseeable future.

Conference Call & Webcast

Lippert will host a conference call to discuss its first quarter results on Tuesday, May 4, 2021, at 8:30 a.m. Eastern time, which may be accessed by dialing (877) 668-4883 for participants in the U.S./Canada or (825) 312-2360 for participants outside the U.S./Canada using the required conference ID 5717208. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (800) 585-8367 for participants in the U.S./Canada or (416) 621-4642 for participants outside the U.S./Canada and referencing access code 5717208. A replay of the webcast will be available on the Company's website immediately following the conclusion of the call.

About LCI Industries

LCI Industries, through its wholly-owned subsidiary, Lippert, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation product markets, consisting primarily of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors, and service centers. Lippert's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; and other accessories. Additional information about Lippert and its products can be found at www.lci1.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, retail and wholesale demand, integration of acquisitions, R&D investments, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of COVID-19, or other future pandemics, on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended March 31,		Last Twelve
	2021	2020	Months
(In thousands, except per share amounts)

Net sales	$1,000,258	$659,670	$3,136,754
Cost of sales	758,481	501,065	2,347,492
Gross profit	241,777	158,605	789,262
Selling, general and administrative expenses	140,346	114,339	509,163
Operating profit	101,431	44,266	280,099
Interest expense, net	2,705	5,197	10,961
Income before income taxes	98,726	39,069	269,138
Provision for income taxes	24,606	10,855	64,792
Net income	$74,120	$28,214	$204,346

Net income per common share:
Basic	$2.94	$1.13	$8.12
Diluted	$2.93	$1.12	$8.07

Weighted average common shares outstanding:
Basic	25,193	25,075	25,171
Diluted	25,325	25,143	25,308

Depreciation and amortization	$24,516	$24,614	$97,882
Capital expenditures	$20,957	$7,955	$70,348

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended March 31,		Last Twelve
	2021	2020	Months
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$503,016	$307,108	$1,517,475
Motorhomes	62,593	38,087	182,602
Adjacent Industries OEMs	250,641	187,162	751,727
Total OEM Segment net sales	816,250	532,357	2,451,804
Aftermarket Segment:
Total Aftermarket Segment net sales	184,008	127,313	684,950
Total net sales	$1,000,258	$659,670	$3,136,754

Operating profit:
OEM Segment	$79,287	$43,189	$192,190
Aftermarket Segment (1)	22,144	1,077	87,909
Total operating profit	$101,431	$44,266	$280,099

Depreciation and amortization:
OEM Segment depreciation	$12,188	$12,060	$47,892
Aftermarket Segment depreciation	2,996	3,140	12,200
Total depreciation	$15,184	$15,200	$60,092

OEM Segment amortization	$6,452	$6,423	$26,353
Aftermarket Segment amortization	2,880	2,991	11,437
Total amortization	$9,332	$9,414	$37,790

(1) Results for the three months ended March 31, 2020 include a non-cash charge for inventory fair value step-up of $6.2 million related to CURT purchase accounting.

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	March 31,	December 31,
	2021	2020
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$63,319	$51,821
Accounts receivable, net of allowances of $6,478 and $5,642 at March 31, 2021 and December 31, 2020, respectively	405,395	268,625
Inventories, net	535,056	493,899
Prepaid expenses and other current assets	64,410	55,456
Total current assets	1,068,180	869,801
Fixed assets, net	392,713	387,218
Goodwill	454,382	454,728
Other intangible assets, net	407,599	420,885
Operating lease right-of-use assets	121,789	104,179
Other assets	55,810	61,220
Total assets	$2,500,473	$2,298,031

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term indebtedness	$67,154	$17,831
Accounts payable, trade	232,481	184,931
Current portion of operating lease obligations	24,794	25,432
Accrued expenses and other current liabilities	210,559	188,200
Total current liabilities	534,988	416,394
Long-term indebtedness	726,608	720,418
Operating lease obligations	101,677	82,707
Deferred taxes	55,563	53,833
Other long-term liabilities	122,050	116,353
Total liabilities	1,540,886	1,389,705
Total stockholders’ equity	959,587	908,326
Total liabilities and stockholders’ equity	$2,500,473	$2,298,031

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2021	2020
(In thousands)
Cash flows from operating activities:
Net income	$74,120	$28,214
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	24,516	24,614
Stock-based compensation expense	7,436	3,295
Other non-cash items	1,318	(2,231)
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(139,245)	(74,776)
Inventories, net	(41,170)	40,883
Prepaid expenses and other assets	(3,328)	6,350
Accounts payable, trade	49,644	31,878
Accrued expenses and other liabilities	31,556	(13,468)
Net cash flows provided by operating activities	4,847	44,759
Cash flows from investing activities:
Capital expenditures	(20,957)	(7,955)
Acquisitions of businesses, net of cash acquired	(2,779)	(95,766)
Other investing activities	(605)	1,972
Net cash flows used in investing activities	(24,341)	(101,749)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(7,767)	(4,517)
Proceeds from revolving credit facility	208,863	247,154
Repayments under revolving credit facility	(141,489)	(102,330)
Repayments under term loan and other borrowings	(3,889)	(3,750)
Payment of dividends	(18,939)	(16,321)
Payment of contingent consideration and holdbacks related to acquisitions	(2,792)	—
Other financing activities	—	(391)
Net cash flows provided by financing activities	33,987	119,845
Effect of exchange rate changes on cash and cash equivalents	(2,995)	(215)
Net increase in cash and cash equivalents	11,498	62,640
Cash and cash equivalents at beginning of period	51,821	35,359
Cash and cash equivalents cash at end of period	$63,319	$97,999

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended
	March 31,			Last Twelve
	2021		2020	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	131.2		88.0	423.2
Motorhome RVs	14.3		10.1	44.9
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	96.9	(2)	74.8	474.7	(2)
Impact on dealer inventories	34.3	(2)	13.2	(51.5)	(2)
Motorhome RVs	9.0	(2)	8.9	44.4	(2)

	Twelve Months Ended
	March 31,
	2021		2020
Lippert Content Per Industry Unit Produced: (3)
Travel trailer and fifth-wheel RV	$3,476		$3,354
Motorhome RV	$2,525		$2,327

	March 31,			December 31,
	2021		2020	2020
Balance Sheet Data (debt availability in millions):
Remaining availability under the debt facilities (4)	$292.4		$341.7	$352.2
Days sales in accounts receivable, based on last twelve months	31.4		26.6	31.6
Inventory turns, based on last twelve months	5.8		5.5	5.7

	2021
Estimated Full Year Data:
Capital expenditures	$130 - $150 million
Depreciation and amortization	$100 - $110 million
Stock-based compensation expense	$20 - $30 million
Annual tax rate	24% - 26%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) March 2021 retail sales data for RVs has not been published yet, therefore 2021 retail data for RVs includes an estimate for March 2021 retail units. Retail sales data will likely be revised upwards in future months as various states report.
(3) The content figures presented were adjusted to remove Furrion sales from prior periods, as the Furrion distribution and supply agreement was terminated effective December 31, 2019.
(4) Remaining availability under the debt facilities is subject to covenant restrictions and, in the case of $150 million of such availability, the lender's discretion.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to adjusted net income and diluted net income per common share to adjusted diluted net income per common share.

	Three Months Ended March 31,
	2021	2020
(In thousands, except per share amounts)
Net income	$74,120	$28,214
Non-cash charge for inventory fair value step-up	—	6,243
Income tax impact of inventory fair value step-up	—	(1,518)
Adjusted net income	$74,120	$32,939

Diluted net income per common share	$2.93	$1.12
Non-cash charge for inventory fair value step-up	—	0.25
Income tax impact of inventory fair value step-up	—	(0.06)
Adjusted diluted net income per common share	$2.93	$1.31

The following table reconciles net income to EBITDA and Adjusted EBITDA.

	Three Months Ended March 31,
	2021	2020
(In thousands)
Net income	$74,120	$28,214
Interest expense, net	2,705	5,197
Provision for income taxes	24,606	10,855
Depreciation expense	15,184	15,200
Amortization expense	9,332	9,414
EBITDA	125,947	68,880
Non-cash charge for inventory fair value step-up	—	6,243
Adjusted EBITDA	$125,947	$75,123
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measures of adjusted net income, adjusted diluted net income per common share, and adjusted EBITDA to illustrate and improve comparability of its results from period to period. Adjusted net income is defined as net income adjusted for items that impact the comparability of the Company's results from period to period, which consisted of the inventory fair value step-up from the acquisition of CURT and related tax impacts during the three month period ended March 31, 2020. Adjusted diluted net income per common share is defined as net income per common share adjusted for items that impact the comparability of the Company's results from period to period, which consisted of the inventory fair value step-up from the acquisition of CURT and related tax impacts during the three month period ended March 31, 2020. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation and amortization expense, and other adjustments made in order to present comparable results from period to period, which consisted of the inventory fair value step-up from the acquisition of CURT during the three month period ended March 31, 2020. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.